Exhibit 10.15

FORUM ENERGY TECHNOLOGIES, INC.

SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

Effective Date: August 2, 2010

FORUM ENERGY TECHNOLOGIES, INC.

SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

This plan document describes the severance benefits provided under the Forum Energy Technologies, Inc. Severance Plan (the “Plan”). The Plan document also serves as a summary plan description.

ARTICLE I

DEFINITIONS

1.1 “Acquiring Person” means any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) other than the Initial Stockholders.

1.2 “Annual Base Salary” means the amount Eligible Employee was entitled to receive as salary on an annualized basis immediately prior to Eligible Employee’s Termination of Employment (or, if greater, immediately prior to the reduction upon which the Eligible Employee’s Termination of Employment for Good Reason is based), including any amounts which the Eligible Employee could have received in cash had he not elected to contribute to an employee benefit plan maintained by the Employer, but excluding all annual cash incentive awards, bonuses, overtime, equity awards, and incentive compensation payable by the Employer as consideration for the Eligible Employee’s services. “Month’s Base Salary” means an Eligible Employee’s Annual Base Salary divided by twelve.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” means that the Eligible Employee (a) has engaged in gross negligence or willful misconduct in the performance of the Eligible Employee’s duties with respect to the Employer, (b) has materially breached any material provision of any written agreement with or corporate policy or code of conduct established by the Employer, (c) has willfully engaged in conduct that is materially injurious to the Employer, or (d) has been convicted of, pleaded no contest to or received adjudicated probation or deferred adjudication in connection with a felony involving fraud, dishonesty or moral turpitude (or a crime of similar import in a foreign jurisdiction).

1.5 “Change in Control” means, as applicable:

(a) Prior to the common stock of the Company becoming Public Stock (including any transaction pursuant to which the common stock of the Company first becomes Public Stock), a “Change in Control” of the Company means, in one transaction or a series of related transactions, (A) a Corporate Transaction or a sale of capital stock of the Company by stockholders of the Company (other than in connection with an Initial

Public Offering) with the result immediately after such Corporate Transaction or sale that a single Acquiring Person, together with its affiliates, owns, directly or indirectly, either a greater number of shares of common stock of the Company (calculated on a fully-diluted basis assuming that all shares of capital stock of the Company that are convertible into common stock of the Company at the then applicable conversion ratio are so converted) than the Initial Stockholders then own or, in the context of a Corporate Transaction in which the Company is not the surviving entity, more voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity) than the Initial Stockholders then own, or (B) the Company sells, leases or exchanges all or substantially all of its assets to any Acquiring Person or the dissolution or liquidation of the Company other than, in either case, pursuant to a transaction that complies with clause (b)(iii)(1) of this definition.

(b) After the common stock of the Company becomes Public Stock, a “Change in Control” of the Company means:

(i) The acquisition by any Acquiring Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i) any acquisition by any Acquiring Person pursuant to a transaction which complies with clause (b)(iii)(1) of this definition shall not constitute a Change in Control; or

(ii) Individuals, who, immediately following the time when the common stock of the Company becomes Public Stock, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the time when the common stock of the Company becomes Public Stock whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Acquiring Person other than the Board; or

(iii) The consummation of a Corporate Transaction unless, following such Corporate Transaction, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company (if it be the ultimate parent entity following such Corporate Transaction) or the corporation resulting from such Corporate Transaction (or the ultimate parent entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (2) at least a majority of the members of the board of directors of the ultimate parent entity resulting from such Corporate Transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. For purposes of the foregoing sentence, only (A) shares of common stock and voting securities of the Company, assuming the Company is the ultimate parent entity following such Corporate Transaction, held by a beneficial owner immediately prior to such Corporate Transaction and any additional shares of common stock and voting securities of the Company issuable to such beneficial owner in connection with such Corporate Transaction in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, or (B) shares of common stock and voting securities of the ultimate parent entity following such Corporate Transaction, assuming the Company is not the ultimate parent entity following such Corporate Transaction, issuable to a beneficial owner in respect of the shares of common stock and voting securities of the Company held by such beneficial owner immediately prior to such Corporate Transaction, in either case shall be included in determining whether or not the fifty percent (50%) ownership test in this subsection (iii) has been satisfied.

1.6 “Code” means the Internal Revenue Code of 1986, as amended.

1.7 “Company” means Forum Energy Technologies, Inc.

1.8 “Corporate Transaction” means a reorganization, merger or consolidation of the Company, any of its subsidiaries or sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) or the liquidation or dissolution of the Company.

1.9 “Disability” means an inability to perform the Eligible Employee’s duties by reason of any physical or mental impairment for a continuous period of not less than three months as determined by the Company and certified in writing by a competent medical physician selected by the Company.

1.10 “Effective Date” means August 2, 2010.

1.11 “Eligible Employee” means an Employee who is designated by the Plan Administrator pursuant to Section 2.1 as eligible to participate in the Plan.

1.12 “Employee” means any individual who is employed by the Employer.

1.13 “Employer” means the Company and its parents, subsidiaries and affiliated entities.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.16 “Good Reason” means the occurrence of any of the following on or within two years after the occurrence of a Change in Control:

(a) a material reduction in Eligible Employee’s Annual Base Salary; or

(b) the involuntary relocation of the Eligible Employee to an office or location which would increase his daily commute distance by more than 75 miles from the location at which the Eligible Employee normally performed Eligible Employee’s services immediately prior to the Termination of Employment.

Notwithstanding the foregoing, any assertion by the Eligible Employee of a Termination of Employment for Good Reason shall not be effective unless all of the following requirements are satisfied: (i) the condition described in Section 1.16(a) or (b) giving rise to the Eligible Employee’s Termination of Employment must have arisen without the Eligible Employee’s consent; (ii) the Eligible Employee must provide written notice to the Chief Executive Officer of the Company at the address specified in Section 5.16 within 45 days of the occurrence of the condition; (iii) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (iv) the date of the Eligible Employee’s Termination of Employment must occur within 90 days after the initial existence of the condition specified in such notice.

1.17 “Initial Public Offering” means the initial underwritten public offering and sale of common stock of the Company on a firm commitment basis after which the common stock of the Company is listed for trading on a national securities exchange registered under section 6(a) of the Exchange Act.

1.18 “Initial Stockholders” means the stockholders of the Company as of the date of the Stockholders Agreement and their respective affiliates and Persons who are permitted transferees in accordance with Section 2.2 of the Stockholders Agreement.

1.19 “Nonqualified Deferred Compensation Rules” means the limitations and requirements set forth in section 409A of the Code, the regulations promulgated thereunder, and any additional guidance issued by the Internal Revenue Service related thereto.

1.20 “Person” means any natural person, limited liability company, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

1.21 “Plan” means the Forum Energy Technologies, Inc. Severance Plan, as amended from time to time.

1.22 “Plan Administrator” means the individual or individuals designated by the Board to administer the Plan pursuant to Section 5.2.

1.23 “Public Stock” means shares of capital stock (including depositary receipts or depositary shares related to common stock or similar ordinary shares) of any Person that are registered under section 12 of the Exchange Act and listed for trading on a national securities exchange registered under section 6(a) of the Exchange Act.

1.24 “Qualifying Termination Event” means a Termination of Employment: (a) by the Employer without Cause or (b) on or within two years after the occurrence of a Change in Control, by the Eligible Employee for Good Reason. A Termination of Employment (i) as a result of or in connection with a sale or other divestiture of the Employer of a division, subsidiary or other business segment (including, without limitation, by sale of shares of stock or of assets) if the Eligible Employee is offered continued employment by the acquirer of such business segment immediately upon the consummation of such sale or divestiture, or (ii) due to an Eligible Employee’s death, Disability or voluntary resignation (other than for Good Reason on or within two years after the occurrence of a Change in Control) shall not be a Qualifying Termination Event.

1.25 “Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement dated as of August 2, 2010, among the Company and certain of its stockholders, as the same may be amended or restated from time to time.

1.26 “Termination of Employment” means a separation from service within the meaning of Treasury Regulation § 1.409A-1(h).

1.27 “WARN ACT” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et. seq., and comparable state and local laws.

ARTICLE II

ELIGIBLE EMPLOYEES

2.1 Eligible Employees. Any Employee who has recognized his continuing confidentiality obligations to the Employer by executing the Employer’s Confidentiality, Nonsolicitation, Noncompetition, and Intellectual Property Assignment Agreement, shall be an Eligible Employee for purposes of the Plan upon designation by the Plan Administrator. Once an Employee has been designated as an Eligible Employee, he shall automatically continue to be an Eligible Employee until he ceases to be an Employee or is removed as an Eligible Employee by the Plan Administrator; provided, however, that if an Employee is an Eligible Employee as of the date of a Change in Control, then he may not be removed as an Eligible Employee by the Plan Administrator during the two-year period beginning on the date of the Change in Control. The Plan shall supersede all prior practices, policies, procedures and plans relating to severance benefits from the Company and any affiliated or predecessor entities with respect to the Eligible Employees.

ARTICLE III

SEVERANCE BENEFITS

3.1 Severance Benefits. Subject to the restrictions set forth in Section 3.3 and Section 3.6, an Eligible Employee shall be entitled to receive the following severance benefits:

(a) Termination of Employment Pursuant to a Qualifying Termination Event. An Eligible Employee who incurs a Qualifying Termination Event shall receive a severance benefit from the Employer equal to 12 Month’s Base Salary; provided, however that if such Qualifying Termination Event occurs on or within two years after the occurrence of a Change in Control, then the Eligible Employee shall receive a severance benefit from the Employer equal to 24 Month’s Base Salary.

(b) Termination of Employment without a Qualifying Termination Event. In the event that an Eligible Employee incurs a Termination of Employment that is not a Qualifying Termination Event, the Eligible Employee shall not be entitled to any severance benefits pursuant to the Plan.

3.2 Form and Timing of Cash Severance Benefit. Subject to the restrictions set forth in Section 3.3, severance benefits payable pursuant to Section 3.1(a) shall be paid in the form of a single lump sum cash payment on the 60th day following the Eligible Employee’s Termination of Employment.

3.3 Release. Notwithstanding any other provision in the Plan to the contrary, as consideration for receiving the severance benefits payable pursuant to Section 3.1(a), each Eligible Employee who is otherwise entitled to receive such benefits must execute (and not revoke in the time provided to do so) a release, in the form and pursuant to the procedures reasonably established by the Plan Administrator. For purposes of the Plan, the general form of release to be executed by an Eligible Employee prior to receiving any severance benefits pursuant to the Plan shall be substantially in the form as the release attached hereto as Exhibit A (the “Release”). Severance benefits under the Plan shall be conditioned upon the Eligible Employee’s delivery of an executed Release within 50 days of the date of Eligible Employee’s Termination of Employment (the “Release Period”), and non-revocation of such Release within the applicable revocation period. Notwithstanding the form and timing of payment provision in Section 3.2, in the event that the Company has not received a properly executed Release by the Eligible Employee during the Release Period or the revocation period during which the Eligible Employee is entitled to revoke such Release has not expired within 60 days after Eligible Employee’s Termination of Employment, the Eligible Employee shall not be entitled to receive any payments or benefits pursuant to the Plan. The Company shall deliver the final form of the Release for Eligible Employee’s consideration within the three-day period immediately following the Eligible Employee’s Termination of Employment in order to ensure that the Eligible Employee has adequate time to complete each of the Eligible Employee’s requirements set forth herein.

3.4 Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, if the Eligible Employee is considered a “specified employee” upon his Termination of Employment under such procedures as established by the Company in accordance with the Nonqualified Deferred Compensation Rules, any portion of a benefit distribution made upon such a Termination of Employment that would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules may not commence earlier than six months after the date of such Termination of Employment; any payments or benefits that would be exempt from the Nonqualified Deferred Compensation Rules shall be paid in accordance with the original schedules noted in this Article III above. Therefore, in the event this Section 3.4 is applicable to the Eligible Employee, any distribution which would cause the acceleration of, or an addition to, any taxes pursuant to the Nonqualified Deferred Compensation Rules that would otherwise have been paid to the Eligible Employee within the first six months following the Termination of Employment shall be accumulated and paid to the Eligible Employee on the first day of the seventh month following the Termination of Employment.

3.5 Mitigation. An Eligible Employee shall not be required to mitigate the amount of any payment provided for in this Article III by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Article III be reduced by any compensation or benefit earned by the Eligible Employee as the result of employment by another employer or by retirement benefits. The benefits under the Plan are in addition to any other benefits to which an Eligible Employee is otherwise entitled. Notwithstanding the foregoing, in the event the WARN Act applies, or the Employer makes payments in lieu of notice as if the WARN Act applies, whether or not it does so apply, to any Qualifying Termination Event of an Eligible Employee, no severance benefits shall be payable as provided in Section 3.1(a) to such Eligible Employee except to the extent such severance benefits exceed payments made to such Eligible Employee in lieu of notice pursuant to the Employer’s determination of its obligations under the WARN Act, whether or not it applies.

3.6 Severance Pay Plan Limitation. The Plan is intended to be an employee welfare benefit plan within the meaning of section 3(1) of ERISA and the Department of Labor regulations promulgated thereunder. Therefore, anything to the contrary herein notwithstanding, in no event shall any Eligible Employee receive total payments under the Plan that exceed the equivalent of twice such Eligible Employee’s “annual compensation” (as such term is defined in 29 C.F.R. §2510.3-2(b)(2)) during the year immediately preceding his Termination of Employment. If total payments under the Plan to an Eligible Employee would otherwise exceed the limitation in the preceding sentence, the amount payable to such Eligible Employee pursuant to Section 3.1(a) shall be reduced in order to satisfy such limitation.

ARTICLE IV

CERTAIN EXCISE TAXES

4.1 Certain Excise Taxes. Notwithstanding anything to the contrary in the Plan, if the Eligible Employee is a “disqualified individual” (as defined in section 280G(c) of the Code), and the benefits provided for in the Plan, together with any other payments and benefits which the Eligible Employee has the right to receive from the Employer, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then the benefits provided for in the Plan shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Eligible Employee from the Employer will be one dollar ($1.00) less than three times the Eligible Employee’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Eligible Employee shall be subject to the excise tax imposed by section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to the Eligible Employee (taking into account any applicable excise tax under section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced benefit is made or provided and through error or otherwise that benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times the Eligible Employee’s base amount, then the Eligible Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 4.1 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Eligible Employee’s excise tax liabilities under section 4999 of the Code. Notwithstanding the foregoing, if shareholder approval (obtained in a manner that satisfies the requirements of section 280G(b)(5) of the Code) of a payment or benefit to be provided to the Eligible Employee by the Company or any other person (whether under the Plan or otherwise) would prevent the Eligible Employee from receiving a “parachute payment” (as defined in section 280G(b)(2) of the Code), then, upon the request of the Eligible Employee and his agreement (to the extent necessary) to subject his entitlement to the receipt of such payment or benefit to shareholder approval, the Company shall seek such approval in a manner that satisfies the requirements of section 280G of the Code and the regulations thereunder.

ARTICLE V

GENERAL PROVISIONS

5.1 Funding and Cost of Plan. The severance benefits provided herein shall be unfunded and shall be provided from the Employer’s general assets. The cost of providing severance benefits under the Plan shall be borne by the Employer.

5.2 Plan Administrator. The Plan Administrator shall be appointed by the Board and shall consist of one or more persons. Any individual, whether or not an Employee, is eligible to become a Plan Administrator and, once appointed, shall serve until he resigns, dies, or is removed by the Board. At any time during his term of office, a person serving as Plan Administrator may resign by giving written notice to the Board or may be removed by the Board with or without cause, and the Board may in their discretion fill any vacancy that may result therefrom. Any person who is an Employee shall automatically cease to be Plan Administrator as of the date he ceases to be employed by the Employer. The Plan Administrator shall be the “administrator” and “named fiduciary” for purposes of ERISA.

The Plan Administrator shall be responsible for the management and control of the operation and the administration of the Plan, including without limitation, interpretation of the Plan, decisions pertaining to eligibility to participate in the Plan, computation of severance benefits, granting or denial of severance benefit claims, and review of claims denials. The Plan Administrator has absolute discretion in the exercise of its powers and responsibilities. For this purpose, the Plan Administrator’s powers shall include, but not be limited to, the following authority, in addition to all other powers provided by the Plan:

(a) to make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

(b) to interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

(c) to decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;

(d) to make a determination as to the right of any person to a benefit under the Plan (including, without limitation, to determine whether and when there has been a termination of an Eligible Employee’s employment and the cause of such termination);

(e) to appoint such agents, counsel, accountants, consultants, claims administrator and other persons as may be required to assist in administering the Plan;

(f) to allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan, any such allocation, delegation or designation to be in writing;

(g) to sue or cause suit to be brought in the name of the Plan; and

(h) to obtain from the Employer and from Eligible Employees such information as is necessary for the proper administration of the Plan.

The Company shall, without limiting any rights that the Plan Administrator may have under the Company’s charter or bylaws, applicable law or otherwise, indemnify and hold harmless each such person (and any other individual acting on such person’s behalf) against any and all expenses and liabilities arising out of such person’s administrative functions or fiduciary responsibilities, excepting only expenses and liabilities arising out of the person’s own gross negligence or willful misconduct; expenses against which such person shall be indemnified hereunder include without limitation the amounts of any settlement, judgment, attorneys’ fees, costs of court, and any other related charges reasonably incurred in connection with a claim, proceeding, settlement, or other action under the Plan.

No Eligible Employee or agent of the Plan Administrator may act, vote, or otherwise influence a decision of the Plan Administrator specifically relating to himself as a participant in the Plan. The Plan Administrator shall not receive compensation with respect to services for the Plan. To the extent required by applicable law, but not otherwise, the Plan Administrator shall furnish bond or security for the performance of their duties hereunder. Any expenses properly incurred by the Plan Administrator incident to the administration, termination or protection of the Plan, including the cost of furnishing bond, shall be paid by the Company.

5.3 Plan Year. The Plan shall be administered on a calendar year basis. Accordingly, the Plan year shall be the twelve-consecutive-month period commencing January 1 of each year, except for the first Plan year, which shall commence on the Effective Date and terminate December 31, 2010.

5.4 Amendment and Termination. Notwithstanding any provision of any other communication, either oral or written, made by the Company, by the Plan Administrator, or by any other individual or entity to Eligible Employees, to any service provider, or to any other individual or entity, the Plan Administrator reserves the absolute and unconditional right to amend the Plan from time to time on behalf of the Company, including the right to reduce or eliminate benefits provided pursuant to the provisions of the Plan as such provisions currently exist or may hereafter exist, and the right to amend prospectively or retroactively; provided, however, (a) the Plan may not be amended to decrease benefits payable or to be provided to an Eligible Employee following that Eligible Employee’s Qualifying Termination Event and (b) the Plan may not be amended within the two-year period beginning on the date of a Change in Control except to the extent required by applicable law. All amendments to the Plan shall be in writing and executed by a duly authorized representative of the Plan Administrator, and any oral statements or representations made by the Company, by the Plan Administrator, or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan shall be invalid and unenforceable and may not be relied upon by any Eligible Employee, Employee, beneficiary, service provider, or other individual or entity.

5.5 Successors. Any successor to the Company shall assume the Company’s obligations under the Plan.

5.6 Claims Procedure and Review. Any Eligible Employee that the Plan Administrator determines is entitled to severance benefits under the Plan is not required to file a claim for benefits. Any Eligible Employee (a) who is not paid severance benefits and who believes that he is entitled to severance benefits or (b) who has been paid severance benefits and believes that he is entitled to greater benefits may file a claim for severance benefits under the Plan in writing with the Plan Administrator. If a claim for severance benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time but no later than 90 days after receipt of the claim (or 180 days after receipt of the claim if special circumstances require an extension of time for processing the claim), notify the claimant of the denial. Such notice shall (i) be in writing, (ii) be written in a manner calculated to be understood by the claimant, (iii) contain the specific reason or reasons for denial of the claim, (iv) refer specifically to the pertinent Plan provisions upon which the denial is based, (v) describe any additional material or information necessary for the claimant to perfect the claim (and explain why such material or information is necessary), and (vi) describe the Plan’s claim review procedures and time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review. Within 60 days of the receipt by the claimant of this notice, the claimant may file a written appeal with the Plan Administrator. In connection with the appeal, the claimant may review Plan documents and may submit written issues and comments. The Plan Administrator shall deliver to the claimant a written decision on the appeal promptly, but not later than 60 days after the receipt of the claimant’s appeal (or 120 days after receipt of the claimant’s appeal if there are special circumstances which require an extension of time for processing). Such decision shall (1) be in writing, (2) be written in a manner calculated to be understood by the claimant, (3) include specific reasons for the decision, (4) refer specifically to the Plan provisions upon which the decision is based, (5) state that the claimant is entitled to receive, on request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim for benefits, and (6) a statement of the Participant’s right to bring an action under section 502(a) of ERISA. If special circumstances require an extension of up to 180 days for an initial claim or 120 days for an appeal, whichever applies, the Plan Administrator shall send written notice of the extension. This notice shall indicate the special circumstances requiring the extension and state when the Plan Administrator expects to render the decision.

5.7 Not Contract of Employment. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Employer and any person, to be consideration for the employment of any person, or to have any impact whatsoever on the at-will employment relationship between the Employer and the Eligible Employees. Nothing in the Plan shall be deemed to give any person the right to be retained in the employ of the Employer or to restrict the right of the Employer to discharge any person at any time. Nothing in the Plan shall be deemed to give the Employer the right to require any person to remain in the employ of the Employer or to restrict any person’s right to terminate employment at any time.

5.8 Governing Law. The Plan shall be interpreted under the laws of the State of Texas except to the extent preempted by federal law.

5.9 Gender; Number. Wherever appropriate herein, the masculine, neuter, and feminine genders shall be deemed to include each other, and the plural shall be deemed to include the singular and vice versa.

5.10 Overpayment. If, due to mistake or any other reason, a person receives severance benefits under the Plan in excess of what the Plan provides, that person shall repay the overpayment to the Company in a lump sum within 30 days of notice of the amount of overpayment. If that person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to that person under the Plan or otherwise.

5.11 Headings. The headings of the Articles and Sections are included solely for convenience. If the headings and the text of the Plan conflict, the text shall control. All references to Articles and Sections are to the Plan unless otherwise indicated.

5.12 Severability. If any provision of the Plan is held to be illegal or invalid for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if such illegal or invalid provision had not been contained herein.

5.13 Withholding. The Employer may withhold from any amounts payable under the Plan any federal, state or local taxes as the Employer is required to withhold pursuant to any law or government regulation or ruling.

5.14 Benefits are Not Insured. The Plan is a severance plan. The Pension Benefits Guaranty Corporation under Title IV of ERISA does not insure benefits under the Plan.

5.15 ERISA Rights.

As participants in the Plan, Eligible Employees are entitled to certain rights and protections under ERISA, which provides that all Plan participants shall be entitled to:

Receive Information About Your Plan and Benefits

(a) Examine without charge, at the Plan Administrator’s office and at other specified locations such as worksites, all Plan documents, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(b) Obtain, upon written request of the Plan Administrator, copies of documents governing the creation of the Plan, and copies of the latest annual report (Form 5500 series). The Plan Administrator may make a reasonable charge for the copies.

(c) To the extent applicable, receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Eligible Employees and beneficiaries. No one, including the Employer, may fire an Eligible Employee or otherwise discriminate against the Eligible Employee in any way to prevent the Eligible Employee from obtaining severance benefits or exercising his or her rights under ERISA.

Enforce Your Rights

If a claim for a severance benefit is denied in whole or in part, an Eligible Employee has the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps an Eligible Employee can take to enforce the above rights. For instance, if an Eligible Employee requests materials from the Plan Administrator and does not receive them within 30 days, the Eligible Employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the Eligible Employee up to $110 a day until the Eligible Employee receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an Eligible Employee’s claim for severance benefits is denied or ignored, in whole or in part, the Eligible Employee may file suit in a state or federal court. If an Eligible Employee is discriminated against for asserting his or her rights, the Eligible Employee may seek assistance from the U.S. Department of Labor, or file suit in a federal court. The court will decide who should pay court costs and legal fees. If the Eligible Employee is successful, the court may order the person sued by the Eligible Employee to pay the costs and fees. If the Eligible Employee loses, the court may order the Eligible Employee to pay the costs and fees (for example, if it finds that the Eligible Employee’s claim is frivolous).

Assistance With Your Questions

If an Eligible Employee has any questions about the Plan, the Eligible Employee should contact the Plan Administrator. If an Eligible Employee has any questions about this statement or about his or her rights under ERISA, or if an Eligible Employee needs assistance in obtaining documents from the Plan Administrator, he or she should contact the nearest office of the

Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington D.C. 20210. An Eligible Employee may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

5.16 Additional Information.

Plan Name:	Forum Energy Technologies, Inc. Severance Plan

Plan Year:	January 1 through December 31

Type of Plan:	Welfare Plan—Severance Plan

Plan No.:	502

Plan Sponsor:	Forum Energy Technologies, Inc. 8807 Sam Houston Parkway North Suite 200 Houston, Texas 77040 Employer I.D. Number: 61-1488595

Plan Administrator:	Plan Administrator, Forum Energy Technologies, Inc. Severance Plan Forum Energy Technologies, Inc. 8807 Sam Houston Parkway North Suite 200 Houston, Texas 77040 Telephone Number: (713) 351-7900

Funding Medium:	Plan severance benefits are paid from general assets of the Employer.

Agent for Legal Service of Legal Process:	The Plan Administrator. Process may be served at the address specified above.

IN WITNESS WHEREOF, Forum Energy Technologies, Inc. has executed this Forum Energy Technologies, Inc. Severance Plan, effective as of the Effective Date.

FORUM ENERGY TECHNOLOGIES, INC.

By:	/s/ James Harris
Name:	James Harris
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A

FORM OF RELEASE

This Release (this “Release”) constitutes the release referred to in Section 3.3 of the Forum Energy Technologies, Inc. Severance Plan (the “Plan”).

1. General Release.

(a) For good and valuable consideration, including the provision of certain benefits to                      (“Employee”) in accordance with Section 3.1(a) of the Plan, Employee hereby releases, discharges and forever acquits Forum Energy Technologies, Inc. (the “Company”), its affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Release (collectively, the “Released Claims”).

(b) The Released Claims include without limitation those arising under or related to: (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Plan and any stock option or other equity compensation agreement between Employee and the Company; and (xvii) compensation or benefits of any kind not expressly set forth in the Plan or any such stock option or other equity compensation agreement.

(c) In no event shall the Released Claims include (i) any claim which arises after the date of this Release, or (ii) any claims for the payments and benefits payable to Executive under Section 3.1(a) of the Plan.

(d) Notwithstanding this release of liability, nothing in this Release prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of

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this Release) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC, or comparable state or local agency proceeding or subsequent legal actions.

(e) This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Release, any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

(f) By signing this Release, Employee is bound by it. Anyone who succeeds to Employee’s rights and responsibilities, such as heirs or the executor of Employee’s estate, is also bound by this Release. This release also applies to any claims brought by any person or agency or class action under which Employee may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

2. Covenant Not to Sue; Employee’s Representations. Employee agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Employee represents that Employee has not brought or joined any claim, lawsuit or arbitration against any of the Company Parties in any court or before any administrative agency or arbitral authority and has made no assignment of any rights Employee has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims. Employee expressly represents that, as of the date Employee executes this Release, Employee has been provided all leaves (paid and unpaid) and paid all wages and compensation owed to Employee by the Company Parties with the exception of the benefits set forth in Section 3.1(a) of the Plan. Employee further represents that Employee has complied with that certain Confidentiality, Nonsolicitation, Noncompetition and Intellectual Property Assignment Agreement entered into between Employee and the Company, and that Employee intends to comply with Employee’s ongoing obligations under that Agreement.

3. Acknowledgments. By executing and delivering this Release, Employee acknowledges that:

(a) Employee has carefully read this Release;

(b) Employee has had at least [twenty-one (21)] [forty-five (45)] days to consider this Release before the execution and delivery hereof to the Company [Add if 45 days applies: , and Employee acknowledges that attached to this Release is a list of (i) the job titles and ages of all employees selected for participation in the employment termination or exit incentive program pursuant to which Employee is being offered this Release, (ii) the job titles and ages of all employees in the same job classification or organizational unit who were not selected for participation in the program, and (iii) information about the unit affected by the program, including any eligibility factors for such program and any time limits applicable to such program];

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(c) Employee has been and hereby is advised in writing that Employee may, at Employee’s option, discuss this Release with an attorney of Employee’s choice and that Employee has had adequate opportunity to do so; and

(d) Employee fully understands the final and binding effect of this Release; the only promises made to Employee to sign this Release are those stated in the Plan and herein; and Employee is signing this Release voluntarily and of Employee’s own free will, and that Employee understands and agrees to each of the terms of this Release.

4. Revocation Right. Employee may revoke this Release within the seven day period beginning on the date Employee signs this Release (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Employee and must be delivered to the Chief Employee Officer of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. This Release is not effective, and no consideration shall be paid to Employee, until the expiration of the Release Revocation Period without Employee’s revocation. If an effective revocation is delivered in the foregoing manner and timeframe, this Release shall be of no force or effect and shall be null and void ab initio.

Executed on this                      day of             ,     .

EMPLOYEE
[NAME]

STATE OF	§
§
COUNTY OF	§

BEFORE ME, the undersigned authority personally appeared                     , by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this             day of             ,             .

NOTARY PUBLIC in and for the
State of

My Commission Expires:

Identification produced:

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